Exhibit 99.1

XOMA Royalty Reports Third Quarter and Year to Date 2025 Financial Results

and Highlights Recent Business Achievements

Business development: Secures royalty economic interests in two early stage partnered assets through XOMA Royalty’s announced expected acquisition of LAVA Therapeutics.

Company acquisitions: •Completed XOMA Royalty’s acquisitions of Turnstone Biologics and

HilleVax; • announced acquisitions of LAVA Therapeutics and Mural Oncology; • acted as structuring agent for XenoTherapeutics’ acquisition of ESSA Pharma.

Key Pipeline advancements: • Zevra Therapeutics submitted a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) seeking marketing approval for arimoclomol as a treatment for Niemann-Pick Type C; • Rezolute Bio reconfirmed its expectations to announce topline data in December from its Phase 3 ersodetug trial in patients with congenital hyperinsulinism (HI) and announced alignment with FDA on streamlined design for ongoing Phase 3 trial of ersodetug in tumor HI; •Gossamer Bio expects topline results from PROSERA, its Phase 3 trial of seralutunib in pulmonary atrial hypertension (PAH), in February 2026.

Cash receipts: In the first nine months of 2025, XOMA Royalty received $43.9 million in royalties and milestones from its partners, including $14.3 million from royalties during the third quarter.

EMERYVILLE, Calif. – November 12, 2025 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (NASDAQ: XOMA), the biotech royalty aggregator, reported its 2025 third quarter and year to date financial results and highlighted recent actions that have the potential to deliver additional shareholder value.

“We continue to execute on innovative ways to increase optionality within our portfolio while maintaining a healthy cash balance and limiting dilution to our shareholders,” stated Owen Hughes, Chief Executive Officer of XOMA Royalty. “Growing royalty receipts reflect solid commercial execution on the part of our partners. We look forward to several clinical readouts over the coming months and quarters that, if positive, can meaningfully shape our business trajectory.”

Royalty and Milestone Acquisitions

Company	Asset and Transaction Detail
LAVA Therapeutics	XOMA Royalty will secure an economic interest in PF-08046052, which is being developed by Pfizer, and JNJ-89853413, which is being developed by Johnson & Johnson, upon closing its acquisition of LAVA.

Company Acquisitions

Company	Transaction Details
Turnstone Biologics	XOMA Royalty acquired Turnstone for $0.34 in cash per share of Turnstone common stock plus one non-transferable contingent value right (CVR).

HilleVax	XOMA Royalty acquired HilleVax for a cash payment of $1.95 per share plus a non-transferable CVR that entitles holders to receive certain potential payments.

LAVA Therapeutics	XOMA Royalty will acquire LAVA for (i) an initial cash amount per share of $1.04 plus (ii) a non-transferable CVR per share representing the right to receive certain cash payments, including (A) the previously announced rights to receive, among other things, 75% of the net proceeds related to LAVA’s two partnered assets plus 75% of any net proceeds from any out license or sale of LAVA’s unpartnered programs, plus (B) a new right to receive up to approximately $0.23 per CVR depending on the final determination after closing of certain potential liabilities.

Mural Oncology	XOMA Royalty will acquire Mural Oncology through its wholly owned subsidiary XRA 5 Corp. for between $2.035 and $2.24 in cash per share. The acquisition is expected to close in the fourth quarter of 2025.[1],[2]

XenoTherapeutics Acquisition of ESSA Pharma	XOMA Royalty acted as structuring agent for XenoTherapeutics’ completed acquisition of ESSA Pharma.

Pipeline Partner Updates through November 10, 2025

Partner	Event
Rezolute	In September, Rezolute announced it had achieved alignment with FDA on a significantly streamlined clinical development path for its ongoing Phase 3 study (upLIFT) of ersodetug for the treatment of tumor HI. Topline results are expected in the second half of 2026.[3]

Takeda	The first patient was dosed in Takeda’s Phase 3 clinical trial investigating mezagitamab as a treatment for adults with IgA Nephropathy.

[1]	https://investors.xoma.com/news-events/press-releases/detail/482/mural-oncology-announces-entry-into-agreement-to-be
[2]	http://ml.globenewswire.com/Resource/Download/538d82a8-0fae-4d41-8687-71845b9b67c2
[3]	https://ir.rezolutebio.com/news/detail/361/rezolute-announces-alignment-with-fda-on-streamlined-design-for-ongoing-phase-3-trial-of-ersodetug-in-tumor-hyperinsulinism

Zevra Therapeutics	On July 28, Zevra announced it had submitted an MAA to EMA for the evaluation of arimoclomol for the treatment of Niemann-Pick Disease Type C (NPC)[4].

Gossamer Bio	Activated first clinical site for the global, registrational Phase 3 SERANATA study examining seralutinib in patients with pulmonary hypertension associated with interstitial lung disease (PH-ILD) in the fourth quarter of 2025[5].

Daré Biosciences	Announced positive interim safety and efficacy results from its ongoing Phase 3 clinical trial evaluating the contraceptive effectiveness, safety, and acceptability of Ovaprene®, an investigational monthly, hormone-free intravaginal contraceptive.[6]

Anticipated Partner Events of Note through Mid-2026

Partner	Event
Rezolute	Announces topline data in December 2025[7] from sunRIZE Phase 3 clinical trial, which is investigating ersodetug in infants and children with congenital HI.

Gossamer Bio	Publishes topline results from the Phase 3 PROSERA Study evaluating seralutinib in Functional Class II and III PAH patients[5].

Daré Bioscience

Makes DARE to PLAY™ Sildenafil Cream available commercially via prescription in the fourth quarter of 2025 as a compounded drug under Section 503B of the Federal Food, Drug, and Cosmetic Act.[8]

Commences one of two registrational Phase 3 clinical trials investigating Sildenafil Cream, 3.6%, for the treatment of female sexual arousal disorder[9]. Discussions with FDA regarding endpoint assessment for Phase 3 clinical studies of Sildenafil Cream, 3.6% continue[8].

Day One Biopharmaceuticals	Per the Day One conference call held on November 4, 2025, Ipsen, Day One’s partner outside the U.S., expects to receive EMA regulatory decision on its application to commercialize tovorafenib in the European Union.

[4]	https://investors.zevra.com/news-releases/news-release-details/zevra-therapeutics-submits-marketing-authorization-application
[5]	https://ir.gossamerbio.com/news-releases/news-release-details/gossamer-bio-announces-third-quarter-2025-financial-results-and
[6]	https://ir.darebioscience.com/news-releases/news-release-details/positive-interim-phase-3-results-highlight-potential-ovaprener
[7]	https://ir.rezolutebio.com/news/detail/366/rezolute-reports-first-quarter-fiscal-2026-financial-results-and-provides-business-update
[8]	https://ir.darebioscience.com/news-releases/news-release-details/dare-bioscience-reports-second-quarter-2025-financial-results
[9]	https://ir.darebioscience.com/news-releases/news-release-details/dare-bioscience-announces-phase-3-plans-sildenafil-cream-36

Third Quarter and Year to Date 2025 Financial Results

Tom Burns, Chief Financial Officer of XOMA Royalty, commented, “In the first nine months of 2025, we have received $43.9 million in cash from partners, of which $30.3 million were royalty payments related to commercial sales and $13.6 million in milestone payments and fees. In the third quarter, we received $14.3 million in cash from our partners’ commercial sales. With well-executed commercialization efforts by our partners and the emergence of new commercial opportunities from within our portfolio, XOMA Royalty has the potential to become a self-sustaining entity from royalties alone over the near term.”

Income and Revenue: Income and revenue for the three and nine months ended September 30, 2025, were $9.4 million and $38.4 million, respectively, as compared with $7.2 million and $19.8 million for the corresponding periods of 2024. The increase in both periods presented was primarily driven by increased income related to VABYSMO and OJEMDA.

Research and Development (R&D) Expenses: R&D expenses for the three and nine months ended September 30, 2025, were $69 thousand and $1.4 million, respectively, compared with $0.8 million and $2.0 million for each of the corresponding periods of 2024. R&D expenses in the first quarter of 2025 and the three- and nine-month periods of 2024 were related to the clinical trial costs incurred subsequent to XOMA Royalty’s acquisition of Kinnate in April 2024 related to KIN-3248 and the associated wind-down activities.

General and Administrative (G&A) Expenses: G&A expenses for the three and nine months ended September 30, 2025, were $9.7 million and $25.7 million, respectively, as compared with $8.0 million and $27.5 million for the corresponding periods of 2024. The increase of $1.7 million for the three months ended September 30, 2025, as compared to the same period in 2024, was primarily due to an increase in business development and deal-related costs, partially offset by a decrease in stock-based compensation expense. For the nine months ended September 30, 2025, the decrease of $1.8 million, as compared to the same period in 2024, was primarily due to costs related to exit packages for Kinnate senior leadership in the second quarter of 2024 and a decrease in stock-based compensation expense, partially offset by an increase in business development and deal-related costs.

XOMA Royalty’s G&A expenses included non-cash stock-based compensation expenses during the three and nine months ended September 30, 2025, of $1.8 million and $5.4 million, respectively, as compared to $2.6 million and $8.1 million for the corresponding periods of 2024. The 2024 periods reflect non-cash stock-based compensation related to the appointment of Mr. Hughes to full-time Chief Executive Officer and issuance of performance stock units.

Credit Losses on Purchased Receivables: During the nine months ended September 30, 2024, XOMA Royalty recorded one-time, non-cash credit losses on purchased receivables associated with the Aronora and Agenus assets. To date, there have been no credit losses in 2025.

Amortization of Intangible Assets: Amortization of intangible assets relates to the IP acquired in the Company’s acquisitions of Pulmokine in November 2024 and the mezagitamab economics from the BioInvent transaction in May 2025. Amortization of non-cash intangible assets were $0.9 million and $2.1 million for the three and nine months ended September 30, 2025.

Gains on Acquisitions: In the third quarter of 2025, XOMA Royalty recorded gains on acquisitions of $17.9 million for HilleVax and $1.8 million for Turnstone.

Interest Expense: For the three and nine months ended September 30, 2025, interest expense was $3.3 million and $10.0 million, respectively, as compared with $3.5 million and $10.4 million for the corresponding periods of 2024. Interest expense relates to the Blue Owl Loan established in December 2023.

Other Income, net: For the three and nine months ended September 30, 2025, other income, net was $0.7 million and $8.5 million, respectively, as compared with $1.9 million and $5.9 million for the corresponding periods of 2024.

Net Income: XOMA Royalty reported net income of $14.1 million and $25.6 million for the three and nine months ended September 30, 2025, as compared to net losses of $17.2 million and $9.9 million in the corresponding periods of 2024.

Cash Position: On September 30, 2025, XOMA Royalty had cash and cash equivalents of $130.6 million, including $85.4 million in restricted cash. The restricted cash balance included $43.3 million related to the assumed HilleVax lease, $39.9 million reserved to fund the Mural acquisition, and $2.2 million related to the Blue Owl Loan. Cash and cash equivalents of $106.4 million as of December 31, 2024, included $4.8 million in restricted cash related to the Blue Owl Loan.

In the third quarter of 2025, XOMA Royalty received $14.3 million in cash receipts from royalties and commercial payments and paid $1.4 million in dividends on the XOMA Royalty Perpetual Preferred stocks. In the first nine months of 2025, XOMA Royalty received $43.9 million in cash receipts, including $30.3 million in royalties and commercial payments and $13.6 million in milestone payments and fees. During the first nine months of 2025, XOMA Royalty deployed $25.0 million to acquire additional assets for its royalty and milestone portfolio, repurchased approximately 108,510 shares of its common stock for a cost of $2.4 million, and paid $4.1 million in dividends on the XOMA Royalty Perpetual Preferred stocks.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial payments to XOMA Royalty and other developments related to VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], DSUVIA® (sufentanil sublingual tablet), and Sildenafil Cream, 3.6%; the potential occurrences of the events listed under “Anticipated 2025 Events of Note”; the anticipated timings of regulatory filings and approvals related to assets in XOMA Royalty’s portfolio; and the potential of XOMA Royalty’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; and if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA Royalty’s prospects. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, the commercial assets in XOMA Royalty’s milestone and royalty portfolio are VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], and DSUVIA® (sufentanil sublingual tablet). All other assets in the milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA ROYALTY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Month Ended
	September 30,		September 30,
	2025	2024	2025	2024
Income and Revenues:
Income from purchased receivables under the EIR method	$6,962	$5,423	$19,039	$9,985
Income from purchased receivables under the cost recovery method	1,857	1,040	9,125	1,910
Revenue from contracts with customers	225	25	9,250	6,050
Revenue recognized under units-of-revenue method	307	709	978	1,828

Total income and revenues	9,351	7,197	38,392	19,773

Operating expenses:
Research and development	69	817	1,431	2,011
General and administrative	9,734	8,020	25,682	27,485
Credit losses on purchased receivables	—	14,000	—	23,000
Amortization of intangible assets	878	—	2,077	—

Total operating expenses	10,681	22,837	29,190	52,496

Income (Loss) from operations	(1,330)	(15,640)	9,202	(32,723)
Other income (expense)
Gains on acquisitions	18,004	—	18,004	19,316
Change in fair value of embedded derivative related to RPA	—	—	—	8,100
Interest expense	(3,301)	(3,493)	(10,004)	(10,446)
Other income, net	727	1,890	8,456	5,900

Net income	$14,100	$(17,243)	$25,658	$(9,853)
Income tax expense	$(49)	$—	$(49)	$—
Net income (loss)	$14,051	$(17,243)	$25,609	$(9,853)

Net income (loss) available to (attributable to) common stockholders, basic	$8,981	$(18,611)	$15,192	$(13,957)

Basic net income per share available to common stockholders	$0.74	$(1.59)	$1.26	$(1.20)

Weighted average shares used in computing basic net income per share available to common stockholders	12,137	11,712	12,038	11,645

Net income (loss) available to (attributable to) common stockholders, diluted	$12,683	$(18,611)	$21,505	$(13,957)

Diluted net income per share available to common stockholders	$0.70	$(1.59)	$1.20	$(1.20)

Weighted average shares used in computing diluted net income per share available to common stockholders	18,141	11,712	17,932	11,645

XOMA ROYALTY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$45,189	$101,654
Short-term restricted cash	45,288	1,330
Investment in equity securities	1,521	3,529
Trade and other receivables, net	3,573	1,839
Short-term royalty and commercial payment receivables under the EIR method	13,269	14,763
Short-term royalty and commercial payment receivables under the cost recovery method	900	413
Prepaid expenses and other current assets	967	2,076

Total current assets	110,707	125,604
Long-term restricted cash	40,076	3,432
Property and equipment, net	24	32
Operating lease right-of-use assets	272	319
Long-term royalty and commercial payment receivables under the EIR method	4,678	4,970
Long-term royalty and commercial payment receivables under the cost recovery method	57,864	55,936
Exarafenib milestone asset	3,500	3,214
Investment in warrants	595	—
Intangible assets, net	44,556	25,909
Other assets - long term	879	1,861

Total assets	$263,151	$221,277

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,654	$1,053
Accrued and other liabilities	4,134	5,752
Contingent consideration under RPAs, AAAs, and CPPAs	—	3,000
Operating lease liabilities	2,508	446
Unearned revenue recognized under units-of-revenue method	1,320	1,361
Preferred stock dividend accrual	1,368	1,368
Current portion of long-term debt	14,345	11,394
Contingent value rights liabilities - current portion	1,976	—

Total current liabilities	28,305	24,374
Unearned revenue recognized under units-of-revenue method – long-term	3,473	4,410
Exarafenib milestone contingent consideration	3,500	3,214
Long-term operating lease liabilities	20,678	483
Long-term debt	94,382	106,875
Contingent value rights liabilities - long-term	4,807	—
Deferred tax liability	49	—

Total liabilities	155,194	139,356

Convertible preferred stock, $0.05 par value, 5,003 shares authorized, issued and outstanding as of September 30, 2025 and December 31, 2024	20,019	20,019
Stockholders’ equity:
8.625% Series A cumulative, perpetual preferred stock, $0.05 par value, 984,000 shares authorized, issued and outstanding as of September 30, 2025 and December 31, 2024	49	49
8.375% Series B cumulative, perpetual preferred stock, $0.05 par value, 3,600 shares authorized, 1,600 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 12,310,300 and 11,952,377 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	92	90
Additional paid-in capital	1,301,542	1,298,747
Accumulated other comprehensive income	121	73
Accumulated deficit	(1,213,866)	(1,237,057)

Total stockholders’ equity	87,938	61,902

Total liabilities, convertible preferred stock and stockholders’ equity	$263,151	$221,277

XOMA ROYALTY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$25,609	$(9,853)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Adjustment for income from EIR method purchased receivables	627	(9,985)
Stock-based compensation expense	5,358	8,136
Gains on acquisitions	(18,004)	(19,316)
Credit losses on purchased receivables	—	23,000
Gain on sale of equity securities	(3,663)	—
Income tax expense	49	—
Common stock contribution to 401(k)	141	118
Amortization of intangible assets	2,077	—
Depreciation	8	8
Accretion of long-term debt discount and debt issuance costs	1,136	996
Non-cash lease expense	47	45
Change in fair value of equity securities	(1,230)	(624)
Change in fair value of available-for-sale debt securities classified as cash equivalents	49	104
Change in fair value of derivatives	10	—
Changes in assets and liabilities:
Trade and other receivables, net	(1,187)	(41)
Prepaid expenses and other assets	1,839	(72)
Accounts payable and accrued liabilities	(3,248)	(1,348)
Operating lease liabilities	(268)	(185)
Unearned revenue recognized under units-of-revenue method	(978)	(1,828)

Net cash provided by (used in) operating activities	8,372	(10,845)

Cash flows from investing activities:
Net cash acquired in Kinnate acquisition	—	18,926
Net cash, cash equivalents and restricted cash acquired in Turnstone acquisition	3,943	—
Net cash, cash equivalents and restricted cash acquired in HilleVax acquisition	46,832	—
Payments of consideration under RPAs, AAAs, and CPPAs	(8,000)	(37,000)
Receipts under RPAs, AAAs, and CPPAs	3,139	26,263
Payment for BioInvent contract-based intangible asset	(20,725)	—
Payment of contingent consideration related to Kinnate IP asset	(550)	—
Purchase of property and equipment	—	(17)
Purchase of equity securities	(99)	—
Sale of equity securities	6,999	—

Net cash used in investing activities	31,539	8,172

Cash flows from financing activities:
Principal payments – debt	(10,598)	(6,902)
Debt issuance costs and loan fees paid in connection with long-term debt	(80)	(740)
Payment of preferred stock dividends	(4,104)	(4,104)
Repurchases of common stock	(2,395)	(13)
Proceeds from exercise of options and other share-based compensation	3,422	4,127
Taxes paid related to net share settlement of equity awards	(2,019)	(2,429)

Net cash used in financing activities	(15,774)	(10,061)

Net increase (decrease) in cash, cash equivalents, and restricted cash	24,137	(12,734)
Cash, cash equivalents, and restricted cash at the beginning of the period	106,416	159,550

Cash, cash equivalents, and restricted cash at the end of the period	$130,553	$146,816

Supplemental Cash Flow Information:
Cash paid for interest	$11,906	$9,985
Cash paid for taxes	$277	$—
Non-cash investing and financing activities:
Accrual of contingent value rights liability in the Turnstone acquisition	$1,110	$—
Accrual of contingent value rights liability in the HilleVax acquisition	$5,673	$—
Right-of-use assets obtained in exchange for operating lease liabilities in the HilleVax acquisition	$22,525	$—
Relative fair value basis reduction of right-of-use assets in the HilleVax acquisition	$(22,525)	$—
Transaction costs in connection with the Turnstone acquisition included in accounts payable	$92	$—
Transaction costs in connection with the HilleVax acquisition included in accounts payable and accrued expenses	$449	$—
Excise tax accrual due to stock repurchases	$24	$—
Preferred stock dividend accrual	$1,368	$1,368
Estimated fair value of the Exarafenib milestone asset	$—	$2,922
Estimated fair value of the Exarafenib milestone contingent consideration	$—	$2,922
Right-of-use assets obtained in exchange for operating lease liabilities in the Kinnate acquisition	$—	$824
Relative fair value basis reduction of rights-of-use assets in the Kinnate acquisition	$—	$(824)
Accrual of contingent consideration under the Affitech CPPA	$—	$3,000
Accrual of contingent consideration under the LadRX AAA	$—	$1,000

# # #

Investor contact:	Media contact:

Juliane Snowden	Kathy Vincent

XOMA Royalty Corporation	KV Consulting & Management

+1-646-438-9754	kathy@kathyvincent.com

juliane.snowden@xoma.com